EX-3.2
                                 CERTIFICATE OF AMENDMENT
                                            OF
                               CERTIFICATE OF INCORPORATION


                    The Promus Companies Incorporated, a corporation
               organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

                    DOES HEREBY CERTIFY:

                    FIRST: That at a meeting of the Board of Directors of
               The Promus Companies Incorporated, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and in the best interest of the corporation and its stockholders, and directing that the proposed amendment be considered at the next annual meeting of the stockholders of said corporation. The resolutions setting forth the proposed amendment are as follows:

                    RESOLVED, that the Board of Directors of the Company
               hereby approves and sets forth the following proposed amendment (the "Proposed Amendment") to Article FOURTH of the Company's Certificate of Incorporation:

                    (1) That paragraph A of Article FOURTH of the Certificate of Incorporation of the Company be amended to read in its entirety as follows:

                    "A. The total number of shares which the Corporation shall have authority to issue is 365,150,000, consisting of 360,000,000 shares of Common Stock, par value $.10 per share (the "Common Stock"), 150,000 shares of Preferred Stock, par value of $100.00 per share (the "Preferred Stock"), and 5,000,000 shares of Special Stock, par value $1.12 1/2 per share (the "Special Stock")."

                    (2) That the following additional paragraph be inserted immediately after paragraph A of Article FOURTH of the Company's Certificate of Incorporation:

                    "Simultaneously with the effective date of the amendment of paragraph A of Article FOURTH to read as set forth above (the "Effective Date"), each share of the Common Stock, par value $1.50 per share, of the Corporation issued and outstanding or held as treasury shares immediately prior to the Effective Date shall, automatically and without further action on the part of the holder thereof, have a par value of $.10 per share and each existing certificate representing such shares shall represent the same number of shares of Common Stock, with a par value of $.10 per share."

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                    SECOND:  That thereafter, pursuant to resolution of its
               Board of Directors, an annual meeting of the stockholders of said corporation was held upon notice in accordance with
               Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

                    THIRD: That said amendment was duly adopted in
               accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

                    IN WITNESS WHEREOF, said corporation has caused this
               Certificate to be signed by E. O. Robinson, Jr., its Senior Vice President and attested by Vincent G. De Young, its Assistant Secretary, the 29th day of April, 1994.





                                            By:   E. O. ROBINSON, JR.
                                            ---------------------------
                                            E. O. Robinson, Jr.
                                            Senior Vice President



               ATTEST:



                 VINCENT G. DE YOUNG
               ---------------------
                 Vincent G. De Young
                 Assistant Secretary


















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